Registration No. 33-84894
                                                                Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 1994

                     MLCC Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
              Series 1994B, Class A-1, A-2, A-3 and A-4 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

----------------------------------------------------------------------------

     On December 28, 1994, the Senior/Subordinate Pass-Through Certificates, Series 1994B, Class A-1, A-2, A-3 and A-4 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $296,641,000. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of December 1, 1994 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-29 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



                                      PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                  (Dollars in Thousands)

                                        December 31, 2000           December 31, 1999           December 31, 1998
                                      ----------------------      ----------------------      -----------------------
                                      Number of                   Number of                   Number of
                                      PrimeFirst   Principal      PrimeFirst   Principal      PrimeFirst    Principal
                                        Loans        Amount         Loans        Amount          Loans        Amount
                                      ----------   ---------      ----------   ---------      ----------    ---------

PrimeFirst Loans
  Outstanding...................         17,917   $6,750,058        11,223    $4,526,896         11,263     $4,408,862
                                      ---------   ----------        ------    ----------         ------     ----------
Delinquency Period
  30-59 Days....................            486    $ 197,046           199      $ 76,666            184       $ 77,751
  60-89 Days....................             55       28,746            38        15,834             26          9,815
  90 Days or More*..............             20       13,294            15         8,300             34         23,664
                                            ---    ---------        ------        ------         ------      ---------
     Total Delinquency..........            561     $239,086           252      $100,800            244       $111,230
                                            ===     ========        ======      ========         ======       ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          3.13%        3.54%         2.25%         2.23%          2.17%          2.52%

Loans in Foreclosure............             36     $ 24,910            36      $ 33,135             47       $ 43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.20%        0.37%         0.32%         0.73%          0.42%          0.99%

---------------------------------
* Does not include loans subject to bankruptcy proceedings.




                                             PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                  (Dollars in Thousands)

                                                             Year Ended            Year Ended           Year Ended
                                                         December 31, 2000     December 31, 1999     December 31, 1998
                                                         -----------------     -----------------     -----------------

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $5,638,477            $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  14,570                11,243               12,711
                                                                ----------            ----------            ---------
Gross Charge-offs.................................              $      885            $    5,578            $   4,030
Recoveries........................................                       0                    16                    2
                                                                ----------            ----------            ---------
Net Charge-offs...................................              $      885            $    5,562            $   4,028
                                                                ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                   0.02%                 0.12%                0.08%



     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances" under the heading "The Mortgage Pool" on page S-21 of the Prospectus Supplement and the tables entitled "Prime Index Mortgage Loan Margins" and "LIBOR Mortgage Loan Margins" on page S-24 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans:



                       Range of Principal Balances as of December 31, 2000

                                     Number of                                  % of Mortgage Pool by
Range of Principal Balances        Mortgage Loans     Principal Balance           Principal Balance
----------------------------------------------------------------------------------------------------------
$0-49,999.99                               3           $      67,176.53                 0.09%
$55,000-59,999.99                          1                  59,974.20                 0.08%
$60,000-74,999.99                          7                 482,895.07                 0.63%
$75,000-99,999.99                         19               1,740,210.33                 2.29%
$100,000-149,999.99                       29               3,564,690.98                 4.68%
$150,000-199,999.99                       26               4,570,334.51                 6.00%
$200,000-249,999.99                       19               4,193,701.74                 5.51%
$250,000-299,999.99                       14               3,810,755.31                 5.01%
$300,000-349,999.99                        8               2,632,069.67                 3.46%
$350,000-399,999.99                        7               2,582,174.88                 3.39%
$400,000-449,999.99                        4               1,716,919.38                 2.26%
$450,000-499,999.99                        1                 460,017.34                 0.60%
$500,000-549,999.99                        4               2,066,529.43                 2.71%
$550,000-599,999.99                        5               2,921,217.10                 3.84%
$600,000-649,999.99                        2               1,200,000.00                 1.58%
$650,000-699,999.99                        4               2,699,755.82                 3.55%
$700,000-749,999.99                        4               2,941,502.60                 3.86%
$750,000-799,999.99                        2               1,594,875.29                 2.09%
$800,000-849,999.99                        1                 830,000.00                 1.09%
$850,000-899,999.99                        3               2,576,453.55                 3.38%
$900,000-949,999.99                        2               1,814,361.71                 2.38%
$950,000-999,999.99                        1                 988,020.75                 1.30%
$1,000,000-1,099,999.99                    6               6,000,002.23                 7.88%
$1,100,000-1,199,999.99                    2               2,299,990.27                 3.02%
$1,200,000-1,299,999.99                    2               2,499,082.04                 3.28%
$1,300,000-1,399,999.99                    1               1,349,999.97                 1.77%
$1,400,000-1,499,999.99                    1               1,414,467.70                 1.86%
$1,600,000-1,699,999.99                    1               1,649,502.87                 2.17%
$1,700,000-1,799,999.99                    2               3,523,937.15                 4.63%
$1,800,000-1,899,999.99                    1               1,868,950.37                 2.46%
$1,900,000-1,999,999.99                    1               1,984,245.81                 2.61%
$2,000,000-2,099,999.99                    1               2,099,999.80                 2.76%
$2,900,000-2,999,999.99                    2               5,923,902.93                 7.78%
                                   -----------------------------------------------------------------------
                            TOTALS       186             $76,127,717.33               100.00%
                                   =======================================================================




                                 Prime Index Mortgage Loan Margins as of December 31, 2000

                                                                 Number of
                                                                 Mortgage               Principal           % of Mortgage Pool by
                                                 Margin            Loans                 Balance              Principal Balance
       ----------------------------------------------------------------------------------------------------------------------------

                                                     -0.25           2              $ 2,000,000.00                 20.40%
                                                    -0.125           1                  193,995.58                  1.98%
                                                         0           6                3,306,465.29                 33.73%
                                                      0.25           7                1,318,230.32                 13.45%
                                                       0.5           9                1,110,470.45                 11.33%
                                                      0.75           5                  597,268.97                  6.09%
                                                      1.75           1                  382,622.21                  3.90%
                                                     2.125           1                  680,000.00                  6.94%
                                                      2.25           1                  215,000.00                  2.19%
                                                             ----------------------------------------------------------------------
                                                 TOTALS             33               $9,804,052.82                100.00%
                                                             ======================================================================



                                        LIBOR Index Mortgage Loan Margins as of December 31, 1999

                                                                 Number of
                                                                 Mortgage               Principal            % of Mortgage Pool
                                                 Margin            Loans                 Balance            by Principal Balance
       ----------------------------------------------------------------------------------------------------------------------------
                                                         1           1             $  1,334,375.25                 2.04%
                                                      1.25           1                  290,874.41                 0.44%
                                                       1.5           9               12,716,442.90                19.17%
                                                     1.625          12                7,782,009.68                11.73%
                                                      1.75          28               18,097,522.78                27.29%
                                                     1.875           9                5,914,623.83                 8.92%
                                                         2          23                6,409,011.96                 9.66%
                                                     2.125           4                1,760,915.07                 2.66%
                                                      2.25          42                8,500,081.19                12.82%
                                                     2.375           4                1,123,360.41                 1.69%
                                                       2.5          18                2,174,225.25                 3.28%
                                                      2.75           2                  220,221.78                 0.33%
                                                             ----------------------------------------------------------------------
                                                 TOTALS            153              $66,323,664.51               100.00%
                                                             ======================================================================




                            ---------------------


                The date of this Supplement is March 30, 2001.